EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Oncternal Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	7,500,000 shares (3)	$1.41	$10,575,000	$92.70 per $1,000,000	$980.30
Equity	Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	2,050,000 shares (4)	$1.41	$2,890,500	$92.70 per $1,000,000	$267.95
Total Offering Amounts							$1,248.25
Total Fee Offsets (5)							-
Net Fee Due							$1,248.25
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminable number of shares of the Registrant’s common stock that become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions pursuant to the terms of the Oncternal Therapeutics, Inc. 2019 Incentive Award Plan (the “2019 Plan”) and the Oncternal Therapeutics, Inc. 2021 Employment Inducement Incentive Award Plan (the “Inducement Plan”).

(2)

This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee.  The Proposed Maximum Offering Price Per Share is $1.41, which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Capital Market on March 15, 2022.

(3)	Represents 7,500,000 shares of the Registrant’s common stock which are (or may become) available for future issuance under the 2019 Plan pursuant to its terms.
(4)	Represents an additional 2,050,000 shares of common stock of the Registrant available for future issuance under the Inducement Plan pursuant to an amendment to the Inducement Plan.
(5)	The Registrant does not have any fee offsets.